                                                                    EXHIBIT 23.1

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the French Employee Savings Plan, as amended, the 1995 International Employee Stock Purchase Plan, as amended and the 2001 Stock Option Plan of our report dated January 31, 2001, (except for note 11, as to which the date is March 12, 2001), with respect to the consolidated financial statements and schedule of Business Objects, S.A. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                       /s/ ERNST & YOUNG LLP

San Jose, California
September 12, 2001